PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED APRIL 20, 2000 AND PROSPECTUS DATED APRIL 20,
2000)

                    $17,009,300 NOTIONAL AMOUNT (APPROXIMATE)

                              CLASS S CERTIFICATES
                      OPTION ONE MORTGAGE LOAN TRUST 2000-2
                    ASSET-BACKED CERTIFICATES, SERIES 2000-2


                   OPTION ONE MORTGAGE ACCEPTANCE CORPORATION
                                    DEPOSITOR
                         ------------------------------


                         OPTION ONE MORTGAGE CORPORATION
                           SELLER AND MASTER SERVICER
                         ------------------------------


CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED IN THE PROSPECTUS SUPPLEMENT DATED APRIL 20, 2000.


                      ORIGINAL NOTIONAL      PASS THROUGH                             UNDERWRITING      PROCEEDS TO
       CLASS               AMOUNT                RATE          PRICE TO PUBLIC(2)       DISCOUNT       THE DEPOSITOR
       -----               ------                ----          ------------------       --------       -------------
Class S...........      $17,009,300           Variable(1)           5.53125%             0.25%            5.28125%

--------------------
(1)      Determined as provided herein.
(2)      Plus accrued interest from April 1, 2000.

This supplement may be used to offer or sell the Class S Certificates only if accompanied by the prospectus supplement and prospectus.

The Class S Certificates will be offered pursuant to a Class S Underwriting Agreement among the Depositor, the Seller and Greenwich Capital Markets, Inc. ("Greenwich Capital"). Greenwich Capital and any dealers that may participate with Greenwich Capital in the resale of the Class S Certificates may receive compensation from the Depositor in the form of discounts or commissions or, in the case of dealers, compensation from Greenwich Capital in the form of discounts, concessions or commissions. The Class S Underwriting Agreement provides that the Depositor will indemnify Greenwich Capital against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class S Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

Delivery of the Class S Certificates will be made in definitive, fully registered form and delivered to investors or their designees on or about April 26, 2000.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the Asset-Backed Certificates, Series 2000-2 and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Asset-Backed Certificates, Series 2000-2 will be required to deliver a prospectus supplement and prospectus for ninety days following the date of this prospectus supplement.

GREENWICH CAPITAL
--------------------------------------------------------------------------------
April 26, 2000